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                                                                     EXHIBIT 2.2


                              PLAN OF ARRANGEMENT
                               UNDER SECTION 186
                   OF THE BUSINESS CORPORATIONS ACT (ALBERTA)


                                   ARTICLE 1
                                 INTERPRETATION

1.1 Definitions. In this Plan of Arrangement unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

"ABCA" means the Business Corporations Act (Alberta), as amended;

"Arrangement" means the arrangement under section 186 of the ABCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with Section 6.1 hereof or made at the direction of the Court in the Final Order;

"Arrangement Resolution" means the special resolution passed by the holders of the Chauvco Common Shares and Chauvco Options at the Meeting;

"Automatic Redemption Date" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Average Closing Price" means the average closing sales price, regular way, per share of the US Co Common Stock on the NYSE in United States dollars as reported in the Wall Street Journal over the ten (10) consecutive trading days ending on the third trading day next preceding the date of the Meeting converted to Canadian dollars using the Currency Exchange Rate;

"Business Day" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Cash Payment " means the cash payment, if any, which a holder of Chauvco Common Shares or Chauvco Options is entitled to receive in accordance with
Section 2.2;

"Certificates" means, collectively, the certificates representing the Exchangeable Shares and shares of US Co Common Stock (in each case rounded down to the nearest whole number) and the CRI Shares which a holder of Chauvco Common Shares or Chauvco Options is entitled to receive pursuant to the Arrangement;

"Chauvco" means Chauvco Resources Ltd., a corporation organized and existing under the ABCA and any successor corporation;

"Chauvco Common Shares" means the common shares in the capital of Chauvco;
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                                      -2-

"Chauvco Options" means each of the outstanding options to purchase Chauvco Common Shares, including all outstanding options granted under Chauvco's Stock Option Plan as amended and restated on November 10, 1995;

"Combination Agreement" means the agreement by and among US Co and Chauvco, dated as of September 3, 1997, as the same may be amended and restated, providing for, among other things, the Arrangement;

"Court" means the Court of Queen's Bench of Alberta;

"CR" means CR International Limited, a corporation organized and existing under the laws of Bermuda;

"CRI" means Chauvco Resources International Ltd., a corporation organized and existing under the laws of Bermuda;

"CRI Shares" means the common shares in the capital of CRI;

"Currency Exchange Rate" means the noon spot rate of exchange of US dollars to Canadian dollars announced by the Bank of Canada on the day preceding the date of calculation;

"Depositary" means Montreal Trust Company of Canada at its principal office in Calgary, Alberta;

"Dissent Procedures" has the meaning attributed thereto in Section 3.1;

"Effective Date" means the date the articles of arrangement giving effect to this Plan of Arrangement are filed by the Registrar of Corporations pursuant to subsection 186(10) of the ABCA;

"Effective Time" means 12:01 a.m. on the Effective Date;

"Election Deadline" means that date which is two (2) days prior to the date of the Meeting;

"Exchange Ratio" has the meaning attributed thereto in Section 2.2;

"Exchangeable Share Consideration" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Price" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

"Exchangeable Shares" means the exchangeable shares in the capital of US Co
Sub;

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time;
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                                      -3-

"Gabon Securities" has the meaning attributed thereto in Section 2.1(b);

"Gabon Subsidiaries" has the meaning attributed thereto in Section 2.1(b);

"ITA" means the Income Tax Act (Canada), as amended;

"Joint Proxy Statement" means the Joint Management Information Circular and Proxy Statement of Chauvco and US Co dated November 14, 1997;

"Letter of Transmittal and Election Form" has the meaning attributed thereto in
Section 2.1(h);

"Liquidation Call Purchase Price" has the meaning attributed thereto in Section 5.1;

"Liquidation Call Right" has the meaning attributed thereto in Section 5.1;

"Liquidation Date" has the meaning attributed thereto in the Exchangeable Share Provisions;

"Meeting" means the special meeting of Shareholders and Optionholders to be held to consider the Arrangement;

"NYSE" means the New York Stock Exchange;

"Optionholders" means holders of Chauvco Options;

"Option Letter of Transmittal and Election Form" has the meaning attributed thereto in Section 2.1(f);

"Option Payment" has the meaning attributed thereto in Section 2.1(e);

"Record Date" means that date which is three trading days prior to the Effective Date;

"Redemption Call Purchase Price" has the meaning attributed thereto in Section 5.2;

"Redemption Call Right" has the meaning attributed thereto in Section  5.2;

"Shareholders" means holders of Chauvco Common Shares;

"Shareholders Rights Plan Agreement" means the Shareholders Rights Plan Agreement between Chauvco and Montreal Trust Company of Canada made as of April 24, 1997;

"Subsidiary" has the meaning attributed thereto in the Exchangeable Share Provisions;

"US Co" means Pioneer Natural Resources Company, a corporation organized and existing under the laws of the State of Delaware and any successor corporation;

"US Co Common Stock" has the meaning attributed thereto in the Exchangeable Share Provisions;

"US Co Stock Price" has the meaning attributed thereto in Section 2.2;
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                                      -4-

"US Co Sub" means Pioneer Natural Resources (Canada) Ltd., a corporation organized and existing under the laws of British Columbia and any successor corporation;

"US Co Sub Common Shares" means the common shares in the capital of US Co Sub;

"Voting Share" has the meaning ascribed to such term in the Voting and Exchange Trust Agreement;

"Voting and Exchange Trust Agreement" has the meaning attributed thereto in the Exchangeable Share Provisions; and

"Westoil" means Westoil Marine & Transport Co Ltd., a corporation organized and existing under the laws of Bermuda.

1.2 Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an Appendix refers to the specified section of or Appendix to this Plan of Arrangement.

1.3 Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4 Currency. Unless otherwise specified, all references herein to "dollars" or "$" shall mean Canadian dollars.

                                   ARTICLE 2
                                  ARRANGEMENT

2.1 Arrangement. At the Effective Time, the following transactions shall occur and shall be deemed to occur in the following order without any further act or formality:


         (a) Chauvco shall subscribe for that number of CRI Shares as is equal to (i) the number of Chauvco Common Shares which are issued and outstanding on the Record Date, (ii) plus that number of Chauvco Common Shares which all Optionholders would otherwise be entitled to acquire on the exercise of their Chauvco Options on a fully vested basis on the Record Date (other than Chauvco Common Shares that could be acquired by Optionholders who exercise their right of dissent in accordance with Article 3 hereof and who are ultimately entitled to be paid the fair value of their Chauvco Options), (iii) less that number of CRI Shares then held by Chauvco, and (iv) less that number of Chauvco Common Shares held by Shareholders who have exercised their rights of dissent in accordance with Article 3 hereof and who are ultimately entitled to be paid the fair value for such shares. The subscription price for the CRI Shares shall be paid for in cash in the aggregate amount equal to US$5,000,000 plus the fair market value on the Effective Date (as determined and adjusted in accordance with Section 2.3) of the Gabon Securities;
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                                      -5-

         (b) CRI shall purchase from CR for cash in an aggregate amount equal to the fair market value thereof on the Effective Date (as determined and adjusted in accordance with Section 2.3), (i) all of the issued and outstanding securities of Chauvco Resources (Gabon) S.A., Chauvco Resources (Gabon-Ngalo) S.A., Chauvco Resources (Gabon-Maga) S.A., Chauvco Resources (Gabon-Avomo) S.A. and CR Trading Co. Ltd. (collectively, the "Gabon Subsidiaries"), (ii) 75% of the issued and outstanding securities of Westoil, and (iii) all of its rights under a loan in the amount of U.S. $909,421.60 made by CR to Olympic Marine Services International, Inc. (which owns the remaining 25% of the issued and outstanding securities of Westoil), any and all advances made by CR to Westoil, and any and all advances made by Chauvco (all of which shall have first been assigned by Chauvco to CR) to the Gabon Subsidiaries and Westoil (such securities in Section 2.1(b)(i), (ii) and (iii) collectively, the "Gabon Securities");

         (c) Chauvco shall transfer, assign and convey to CRI, in consideration for $1.00, all of Chauvco's right, title, benefit and interest in and to any and all trademarks (including registrations and applications therefor), trade names and the internet domain name "chauvco.com" owned by Chauvco as at the Effective Time, and the other assets and property which are set out in Exhibit I;

         (d) US Co Sub shall purchase from Chauvco all of the issued and outstanding CRI Shares in consideration of the payment by way of promissory note of US Co Sub to Chauvco in an amount equal to the subscription price paid for such CRI Shares by Chauvco under Section 2.1(a);

         (e) each of the outstanding Chauvco Options (other than Chauvco Options held by an Optionholder who has exercised its right of dissent in accordance with Article 3 hereof and is ultimately entitled to be paid the fair value of its Chauvco Options) will vest, if not already vested, and be transferred to US Co Sub in consideration for one (1) CRI Share and, in accordance with the election of each Optionholder and the remainder of this
Section 2.1(e) and Section 2.1(f), a number of shares of US Co Common Stock determined in accordance with the Exchange Ratio in which event, in addition to transferring the Chauvco Options to US Co Sub, the Optionholder will be required to make a payment to US Co Sub (the "Option Payment") in an amount equal to the aggregate exercise price which the Optionholder would otherwise be required to pay on the exercise of such options. As an alternative to making the Option Payment, Optionholders will be entitled to elect to reduce the number of shares of US Co Common Stock to be received by the number obtained by dividing the Option Payment by the US Co Stock Price (converted into Canadian dollars using the Currency Exchange Rate). Each Optionholder will receive only a whole number of shares of US Co Common Stock resulting from the transfer of his Chauvco Options. In lieu of fractional shares of US Co Common Stock, each Optionholder who would otherwise be entitled to receive such fractional shares shall be paid by US Co Sub an amount determined in accordance herewith in full satisfaction of such fractional entitlement;

         (f) an Optionholder electing to make the Option Payment and receive the applicable number of shares of US Co Common Stock under Section 2.1(e) above must have given effect to the election by depositing with the Depositary, prior to the Election Deadline, a duly completed letter of transmittal and election form (the "Option Letter of Transmittal and Election Form") in the form provided by Chauvco along with the Joint Proxy Statement indicating such holder's election and by agreeing to pay the Option Payment to the Depositary as agent for US Co Sub. Coincident with the receipt of the CRI Shares and shares of US Co Common Stock, such Optionholder shall pay the Option Payment to the Depositary as agent for US Co Sub less any amounts receivable by such Optionholder in connection with fractional entitlements hereunder. In the event that an Optionholder
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                                      -6-

who has elected to make the Option Payment fails to make the Option Payment on or before the day that is 60 days after the Effective Date, such Optionholder shall be deemed to have elected the option to receive the reduced number of shares of US Co Common Stock by not making the Option Payment. In the event that an Optionholder has failed to validly make an election in the Option Letter of Transmittal and Election Form pursuant to this paragraph, such Optionholder shall be deemed to have elected the option to receive the reduced number of shares of US Co Common Stock by not making the Option Payment;

         (g) each of the outstanding Chauvco Common Shares that are not held by a Shareholder who has exercised its right of dissent in accordance with
Article 3 hereof and is ultimately entitled to be paid the fair value of its Chauvco Common Shares will be transferred to US Co Sub in consideration for one
(1) CRI Share and, at the election of the holders of the Chauvco Common Shares:

                 (i) a number of shares of US Co Common Stock determined in accordance with the Exchange Ratio. Each such holder of Chauvco Common Shares will receive only a whole number of shares of US Co Common Stock resulting from the transfer of such holder's Chauvco Common Shares to US Co Sub. In lieu of fractional shares of US Co Common Stock, each holder of a Chauvco Common Share who otherwise would be entitled to receive such fractional share shall be paid by US Co Sub an amount determined in accordance herewith in full satisfaction of such fractional entitlement; or

                 (ii) a number of shares of Exchangeable Shares determined in accordance with the Exchange Ratio. Each such holder of Chauvco Common Shares will receive only a whole number of Exchangeable Shares resulting from the transfer of such holder's Chauvco Common Shares to US Co Sub. In lieu of fractional Exchangeable Shares, each holder of a Chauvco Common Share who otherwise would be entitled to receive such fractional share shall be paid by US Co Sub an amount determined in accordance herewith in full satisfaction of such fractional entitlement, provided that such holders shall be entitled to elect to receive a combination of shares of US Co Common Stock and Exchangeable Shares on the transfer of their Chauvco Common Shares; and

contemporaneously with such transfer, the Shareholders Rights Plan Agreement and all outstanding Rights (as defined in the Shareholders Rights Plan Agreement) will be terminated, void and of no further force or effect;


         (h) a holder of Chauvco Common Shares must have given effect to the election in Section 2.1(g) above by depositing with the Depositary, prior to the Election Deadline, a duly completed letter of transmittal and election form (the "Letter of Transmittal and Election Form") in the form provided by Chauvco along with the Joint Proxy Statement indicating such holder's election. In the event that a holder of Chauvco Common Shares has failed to validly make an election under Section 2.1(g) in the Letter of Transmittal and Election Form pursuant to this paragraph, such holder shall
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                                      -7-

be deemed to have elected the option under Section 2.1(g)(i). Notwithstanding any provision to the contrary, holders of Chauvco Common Shares who are not residents of Canada for the purposes of the ITA will not be entitled to receive
Exchangeable Shares under Section 2.1(g)(ii).   Each holder of Chauvco Common
Shares who, prior to the Election Deadline, returned to Chauvco a duly completed Letter of Transmittal and Election Form (containing a declaration of residency status) shall be treated as a resident shareholder or non-resident shareholder, as applicable, in accordance with his declaration. Any holder of Chauvco Common Shares who did not complete such declaration by the Election Deadline and who has an address on the register of holders of Chauvco Common Shares which is outside of Canada shall be deemed to be a non-resident shareholder;

         (i) upon the transfer of shares referred to in Section 2.1(g) above: (i) each holder of a Chauvco Common Share shall cease to be such a holder, shall have his name removed from the register of holders of Chauvco Common Shares and shall become a holder of the number of fully paid CRI Shares and Exchangeable Shares and/or shares of US Co Common Stock to which he is entitled as a result of the transfer of shares referred to in Section 2.1(g) and such holder's name shall be added to the register of holders of such securities accordingly; and (ii) US Co Sub shall become the legal and beneficial owner of all of the Chauvco Common Shares so transferred;

         (j) holders of Chauvco Common Shares who are residents of Canada for the purposes of the ITA and who have elected to receive Exchangeable Shares under Section 2.1(g)(ii) shall be entitled to make an income tax election pursuant to subsection 85(1) of the ITA with respect to the transfer of their Chauvco Common Shares to US Co Sub by providing two signed copies of the necessary election forms to US Co Sub within 90 days following the Effective Date, duly completed with the details of the number of shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the ITA, the forms will be signed by US Co Sub and returned to such holders of Chauvco Common Shares for filing with Revenue Canada, Customs, Excise and Taxation;

         (k) US Co shall issue to and deposit with the Depositary the Voting Share, in consideration of the payment to US Co of US$1, to be hereafter held of record by the Depositary as trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares, in accordance with the Voting and Exchange Trust Agreement; and

         (l)     US Co Sub shall be continued as a corporation under the ABCA.


2.2 Exchange Ratio. As used herein, the term "Exchange Ratio" means in respect of Exchangeable Shares or US Co Common Stock to be delivered upon the transfer of Chauvco Common Shares or Chauvco Options to US Co Sub, a ratio of the number of Exchangeable Shares or shares of US Co Common Stock per Chauvco Common Share or Chauvco Option equal to:

         (a)     if the US Co Stock Price is less than US$33.50, (.493827);

         (b) if the US Co Stock Price is at least US$33.50 but less than US$39.01,

              .493827 - ((US Co Stock Price - 33.50) X .042360)
                          -------------------------
                                    5.51
                 and

         (c) if the US Co Stock Price is equal to or greater than $39.01, (.451467).

The Exchange Ratio as so determined in each case shall be rounded to six decimal places. The "US Co Stock Price" shall mean the average closing sales price, regular way, per share of the US Co Common Stock on the NYSE in United States dollars as reported in the Wall Street Journal over the ten (10) consecutive trading days ending on the third trading day next preceding the date of the Meeting. Notwithstanding the foregoing, if the Exchange Ratio is above .465116, US Co may elect to cause US Co Sub to deliver, in lieu of Exchangeable Shares and shares of US Co Common Stock, a number of Exchangeable Shares or shares of US Co Common Stock for each Chauvco Common Share or Chauvco Option based on the Exchange Ratio as set forth above equal to (.465116) and an amount in cash (in Canadian dollars) per Chauvco Common Share or Chauvco Option equal to the product of (x) the US Co Stock Price multiplied by the Currency Exchange Rate and (y)

                 Exchange Ratio -- .465116.

2.3 Fair Market Value. (a) Chauvco determined that the fair market value of the Gabon Securities on September 3, 1997 was approximately US$60,000,000 relying on (i) the bidding process in connection with the sale of Chauvco, (ii) the reserve and evaluation reports prepared by Chauvco's independent engineers,
(iii) the review and recommendation of Chauvco's senior management which established a range of values at various discount factors and an assessment of the exploration and development potential of the applicable properties, and
(iv) an independent review conducted to confirm and support the allocation to the CRI Shares by Chauvco of a portion of the consideration received by the Chauvco Shareholders. The fair market value of the Gabon Securities on the Effective Date shall be revalued and determined by Chauvco using consistent principles.

         (b) Notwithstanding the determination of the fair market value of the Gabon Securities on the Effective Date under Section 2.3(a), unless Chauvco and US Co otherwise agree, the amount which will be payable with respect to such value may not exceed US$100,000,000.


                                   ARTICLE 3
                               RIGHTS OF DISSENT

3.1 Rights of Dissent. Shareholders and Optionholders may exercise rights of dissent with respect to their Chauvco Common Shares and Chauvco Options pursuant to and in the manner set forth in section 184 of the ABCA (as modified by the Interim Order) and this Section 3.1 (the "Dissent Procedures") in connection with the Arrangement and holders who duly exercise such rights of dissent and who:

         (a) are ultimately entitled to be paid the fair value for their Chauvco Common Shares or Chauvco Options shall be deemed to have transferred such Chauvco Common Shares or Chauvco Options to Chauvco for cancellation on the Effective Date; or
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                                      -9-

         (b) are ultimately not entitled, for any reason, to be paid the fair value for their Chauvco Common Shares or Chauvco Options shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting Shareholder or Optionholder, but in no case shall Chauvco be required to recognize such holders as Shareholders or Optionholders on and after the Effective Date, and the names of such Shareholders shall be deleted from the register of holders of Chauvco Common Shares on the Effective Date.

3.2 Dissent Payments. The obligations to make payments in respect of dissenting Shareholders and Optionholders (the "Dissent Obligations") shall be apportioned between Chauvco and CRI as follows:

         (a) CRI shall pay that portion of the Dissent Obligations equal to the result determined by applying the following formula:

   Fair market value of the Gabon Securities
        determined in accordance with
   Section 2.3 X the Currency Exchange Rate
----------------------------------------------   X   Total Dissent Obligations
(US Co Stock Price   X   (the total number of
 X the Currency          Chauvco Common Shares
 Exchange Rate)          outstanding on the
                         Effective Date X the
                         Exchange Ratio)

         (b)     Chauvco shall pay the remaining portion of the Dissent
Obligations.


                                   ARTICLE 4
               CERTIFICATES, CASH PAYMENT AND  FRACTIONAL SHARES

4.1 Delivery of Certificates and Cash Payment. At or promptly after the Effective Time, US Co Sub shall deposit with the Depositary, for the benefit of the holders of Chauvco Common Shares and Chauvco Options transferred pursuant to the Arrangement, the Certificates and Cash Payment, if any, to which each such holder is entitled pursuant to the Arrangement. Upon surrender to the Depositary:

         (a) in the case of holders of Chauvco Common Shares, for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Chauvco Common Shares, together with a duly completed Letter of Transmittal and Election Form; and

         (b) in the case of Optionholders of a duly completed Option Letter of Transmittal and Election Form and, if applicable, the Option Payment;

and, in either case, of such additional documents and instruments as the Depositary may reasonably require, each such holder shall be entitled to receive, and the Depositary shall forthwith deliver to each such holder, the Certificates and the Cash Payment to which such holder has the right to receive pursuant to the Arrangement (together with any dividends or distributions with respect to the Exchangeable Shares, US Co Common Stock or CRI Shares, as applicable, pursuant to Section 4.2 and any cash in lieu of fractional shares pursuant to Section 4.3), and any certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Chauvco Common Shares
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                                      -10-

which is not registered in the transfer records of Chauvco, the Certificates may be issued and the Cash Payment, if any, may be paid and delivered to a transferee if the certificate representing such Chauvco Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented outstanding Chauvco Common Shares and the Chauvco Options that were transferred pursuant to the Arrangement shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender (a) the Certificates and the Cash Payment, if any, to which the holder of Chauvco Common Shares or Chauvco Options has the right to receive pursuant to the Arrangement, (b) a cash payment in lieu of any fractional shares as contemplated by Section 4.3 and (c) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to the Exchangeable Shares, US Co Common Stock and CRI Shares, as applicable, as contemplated by Section 4.2. No interest will be paid from or after the Effective Date in respect of the Cash Payment.

4.2 Distributions Limited. No dividends or other distributions declared or made after the Effective Time with respect to the Exchangeable Shares, US Co Common Stock and CRI Shares, as applicable, with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate and who has not returned a Letter of Transmittal and Election Form which, immediately prior to the Effective Time, represented outstanding Chauvco Common Shares or to any Optionholder who has not returned an Option Letter of Transmittal and Election Form, duly completed and, if applicable, paid the Option Payment pursuant to Section 2.1(e), and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 4.3, (and no interest will be earned or payable on these proceeds) unless and until such certificate and Letter of Transmittal and Election Form or Option Letter of Transmittal and Election Form and Option Payment, if applicable, shall be received by the Depositary in accordance with Section 4.1. Subject to applicable law and to Section 4.5, at the time of such surrender of any such certificate and Letter of Transmittal and Election Form or Option Letter of Transmittal and Election Form and Option Payment, if applicable, (or, in the case of clause (c) below, at the appropriate payment date), there shall be paid to the record holder of such certificate or to the applicable Optionholder without interest, (a) the amount of any cash payable in lieu of fractional shares to which such holder is entitled pursuant to Section 4.3, (b) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Exchangeable Shares, US Co Common Stock and CRI Shares, as applicable, and (c) the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to the Exchangeable Shares, US Co Common Stock and CRI Shares, as applicable.

4.3 No Fractional Shares. No fractional Exchangeable Shares or shares of US Co Common Stock shall be issued upon the surrender for transfer of certificates and Letter of Transmittal and Election Form or upon delivery of an Option Letter of Transmittal and Election Form and Option Payment, if applicable, pursuant to Section 4.1 and such fractional interests shall not entitle the owner thereof to vote or to exercise any rights as a security holder of Chauvco, US Co or US Co Sub. In lieu of any such fractional securities, each person entitled to a fractional interest in an Exchangeable Share or share of US Co Common Stock will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (a) such fraction multiplied by (b) the Average Closing Price of the US Co Common Stock, such amount to be provided to the Depositary by US Co Sub upon request.

4.4 Lost Certificates. If any certificate which immediately prior to the Effective Time represented outstanding Chauvco Common Shares that were transferred pursuant to Section 2.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate, the Certificates and Cash Payment, if any, to which the holder of such certificate is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto and any cash pursuant to Section 4.3) deliverable in respect thereof as determined in accordance with Section 2.1. The person who is entitled to receive such Certificates and Cash Payment, if any, and other payments shall, as a condition precedent to the receipt thereof, give a bond satisfactory to US Co Sub and US Co Sub's transfer agent (the "Transfer Agent"), as the case may be, in such form as US Co Sub may direct or otherwise indemnify US Co Sub in a manner satisfactory to US Co Sub and the Transfer Agent against any claim that may be made against US Co Sub or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Extinguishment of Rights. Any certificate which immediately prior to the Effective Time represented outstanding Chauvco Common Shares that were transferred pursuant to Section 2.1 and has not been deposited, and any Chauvco Options with respect to which an Option Letter of Transmittal and Election Form and the Option Payment, if applicable, has not been deposited or paid, in each case with all other instruments required by Section 4.1, on or prior to the tenth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder of Chauvco or an Optionholder. On such date, the consideration and other payments to which the former registered holder of the certificate or Optionholder referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered to US Co together with all entitlements to dividends, distributions and interest thereon held for such former registered holder for no consideration.


                                   ARTICLE 5
             CERTAIN RIGHTS OF US CO TO ACQUIRE EXCHANGEABLE SHARES

5.1      US Co Liquidation Call Right.

         (a) US Co shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of US Co Sub pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than US Co and any Subsidiary thereof) of Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder on payment by US Co to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price"). In the event of the exercise of the Liquidation Call Right by US Co, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to US Co on the Liquidation Date on payment by US Co to the holder of the Liquidation Call Purchase Price for each such share.

         (b) To exercise the Liquidation Call Right, US Co must notify US Co Sub's Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and US Co Sub of US Co's intention to exercise such right at least 55 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of US Co Sub and at least five Business Days before the

Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of US Co Sub. The Transfer Agent will notify the holders of Exchangeable Shares as to whether or not US Co has exercised the Liquidation Call Right forthwith after the expiry of the date by which the same may be exercised by US Co. If US Co exercises the Liquidation Call Right, on the Liquidation Date US Co will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

         (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, US Co shall deposit with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Liquidation Call Purchase Price payable by US Co without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the US Co Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of US Co shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If US Co does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the liquidation price otherwise payable by US Co Sub in connection with the liquidation, dissolution or winding-up of US Co Sub pursuant to
Article 5 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

5.2      US Co Redemption Call Right.

         (a) US Co shall have the overriding right (the "Redemption Call Right"), notwithstanding the proposed redemption of the Exchangeable Shares by US Co Sub pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders (other than US Co or any Subsidiary thereof) of Exchangeable Shares on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by each such holder on payment by US Co to the holder of the Exchangeable Share Price applicable on the last Business Day prior to the Automatic Redemption Date (the "Redemption Call Purchase Price"). In the event of the exercise of the Redemption Call Right by US Co, each holder shall be obligated to sell all the Exchangeable Shares held by the holder to US Co on the Automatic Redemption Date on payment by US Co to the holder of the Redemption Call Purchase Price for each such share.

         (b) To exercise the Redemption Call Right, US Co must notify the Transfer Agent in writing, as agent for the holders of Exchangeable Shares, and US Co Sub of US Co's intention to exercise such right at least 125 days before the Automatic Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not US Co has exercised the

Redemption Call Right forthwith after the date by which the same may be exercised by US Co. If US Co exercises the Redemption Call Right, on the Automatic Redemption Date US Co will purchase and the holders will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

         (c) For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, US Co shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date the rights of each holder of Exchangeable Shares will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by US Co without interest upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the US Co Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of US Co shall deliver to such holder, the Exchangeable Share Consideration to which the holder is entitled. If US Co does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by US Co Sub in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions. Notwithstanding the foregoing, until such Exchangeable Share Consideration is delivered to the holder, the holder shall be deemed to still be a holder of Exchangeable Shares for purposes of all voting rights with respect thereto under the Voting and Exchange Trust Agreement.

                                   ARTICLE 6
                                   AMENDMENT

6.1 Plan of Arrangement Amendment. Chauvco reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document that is (a) agreed to by US Co, (b) filed with the Court and, if made following the Meeting, approved by the Court and (c) communicated to holders of Chauvco Common Shares in the manner required by the Court (if so required).

         Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Chauvco at any time prior to or at the Meeting (provided that US Co shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Meeting (other than as may be required under the Court's interim order), shall become part of this Plan of Arrangement for all purposes.

         Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Meeting shall be effective only (a) if it is consented to by Chauvco (b) if it is consented to by US Co and (c) if required by the Court or applicable law, it is consented to by the holders of the Exchangeable Shares.